OFFICER'S CERTIFICATE
ARCap SERVICING, INC.

    The undersigned, James L. Duggins, the Chief Executive Officer of ARCap Servicing, Inc., the Special Servicer under that certain Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") dated as of December 1, 2006 ("Transaction Closing Date"), relating to the Morgan Stanley Capital I Inc, Commercial Mortgage Pass-Through Certificates, Series 2006-IQl2, hereby certifies as follows:

1.
a review of the activities of the Special Servicer during the preceding calendar year or portion thereof commencing from and after the Transaction Closing Date and of the performance of the Special Servicer under the Pooling and Servicing Agreement has been made under the undersigned officer's supervision; and

2.
to the best of the undersigned's knowledge, based on such review, the Special Servicer has fulfilled all its obligations under the Pooling and Servicing Agreement in all material respects throughout such year, or portion thereof commencing from the Transaction Closing Date or if there has been a failure to fulfill any such obligation in any material respect, has specified each such failure and the nature and status thereof.

Capitalized terms not otherwise defined herein shall have the meanings given them in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, as of the 14th day of March, 2007, I have hereunto signed my name.

/s/ James L. Duggins
James L. Duggins
Cheif Executive Officer of
ARCap Servicing, Inc.,
a Delaware corporation